Exhibit 99.1

China Green Agriculture Reports Fiscal Year 2014 Financial Results

Provides Guidance on the First Fiscal Quarter 2015 and Fiscal Year 2015 Revenues and Net Incomes

XI'AN, China, September 12, 2014 /PRNewswire-Asia-FirstCall/ --

China Green Agriculture, Inc. (NYSE: CGA; "China Green Agriculture" or the "Company"), a company mainly produces and distributes humic acid-based compound fertilizers, varieties of compound fertilizers and agricultural products through its subsidiaries in China, today announced its financial results for the Fiscal Year ended June 30, 2014 and Guidance on Revenues and Net Incomes of the First Fiscal Quarter 2015 and Fiscal Year 2015.

Highlights:

•	Sales increased 7.6% to $233.4 million; Net Income decreased 44.6% to $25.5 million; Earning per Share (EPS) of $0.81 in Fiscal Year 2014.
•	First Fiscal Quarter 2015 Guidance: Revenue of $50.7 million to $54.3 million; Net Income of $5.9 million to $7.8 million; EPS of $0.18 to $0.24 based on 32.4 million fully diluted shares.
•	Fiscal Year 2015 Guidance: Revenue of $254.7 million to $268.8 million; Net Income of $26 million to $35.1 million; EPS of $0.8 to $1.08 based on 32.4 million fully diluted shares.

Financial Summary

Fourth Fiscal Quarter 2014 Results (USD)
(three months ended June 30, 2014)
	Q4 FY2014	Q4 FY2013	CHANGE (%)
Net Sales	$72.2 million	$69.8 million	+3.4%
Gross Profit	$23.7 million	$24.5 million	-3.2%
Net Income	$4.3 million	$14.3 million	-70.2%
EPS (Diluted)	$0.11	$0.51	-74.3%
Weighted Average Shares Outstanding(Diluted)	31.4 million	27.8 million	+12.9%

Fiscal Year 2014 Results (USD)
(Fiscal Year ended June 30, 2014)
	FY2014	FY2013	CHANGE (%)
Net Sales	$233.4 million	$216.9 million	7.6%
Gross Profit	$91.2million	$79.4million	14.9%
Net Income	$25.5million	$44.8million	-43.0%
EPS (Diluted)	$0.81	$1.61	-49.6%
Weighted Average Shares Outstanding(Diluted)	31.4 million	27.8 million	+13.1%

“As we concluded our recent fiscal year, we look forward to a year with no distractions and expenses from the recently resolved class action lawsuit. The new fiscal year will start with a particular focus on building Jinong’s and Gufeng’s fertilizer franchises as well as consolidating Yuxing’s operations to pursue growth in agriculture product revenue. Furthermore, as we enter into the new fiscal year, China Green Agriculture is on its way to achieving the early benchmarks of our ten-year plan that was announced in the year of 2011.”

Mr. Tao Li, Chairman and Chief Executive Officer of the Company, stated, “We are very pleased with our performance in business operation, generating $25.5 million net income in the year ended June 30, 2014,” he concluded, " Looking ahead to the Fiscal Year 2015, we expect revenue of $254.7 to $268.8million; net income of $26 to $35.1 million; and EPS of $0.8 to $1.08 based on 32.4 million fully diluted shares. We are confident in accomplishing our goals in the next year. "

Fourth Fiscal Quarter 2014 Results of Operations

For the three months ended June 30, 2014, net sales were $72.2 million, an increase of $2.4 million, or 3.4%, from $69.8 million for the three months ended June 30, 2013. Among which, Gufeng contributed $41.7 million or 57.8% of total net sales, as compared to $36.3 million, or 52.0% of total net sales in the same period last year; Jinong's net sales decreased $3.3 million, or 10.0%, to $29.5 million from $32.8 million in the same period last year; Yuxing’s net sales increased $0.3 million or 37.1%, to $1.0 million, as compared to $0.7 million for the same period last year. This Net Sales increase was mainly attributable to the greater sales of humic acid fertilizer products, including our liquid and powder fertilizers, as a result of our increased distributors and the aggressive marketing strategy.

Cost of goods sold increased $3.2 million, or 7.0%, to $48.5 million for the three months ended June 30, 2014, as compared to $45.3million in the same period last year; gross profit decreased by $0.8 million, or 3.2%, to $23.7 million as compared to $24.5 million in the same period last year; gross profit margin was approximately 32.9% and 35.1% of net sale for the three months ended June 30, 2014 and 2013, respectively; selling expenses were $10.5 million, or 14.5%, as compared to $4.3 million, or 6.2% of net sales for the same period last year, an increase of $6.2 million, or 142.5%.

Besides, general and administrative expenses were $3.1 million or 4.4% of net sales, as compared to $2.3 million, or 3.3% of net sales in the same period of last year, an increase of $0.8 million or 39.8%; total operating expenses as a percentage of sales were 23.7%, as compare to 9.5% in the same period of last year; operating income was $6.6 million, a decrease of $11.3 million or 63.3%, from $17.9 million in the same period last year. Operating margin was 9.1%, compared to 25.8% in the same quarter of Fiscal Year 2013.

Finally, net income was $4.3 million, a decrease of $10.0 million or 75.3% as compared to $14.3 million in the same period last year. The decrease was attributable to the increase in selling expenses and the impairment expenses.

Fiscal Year 2014 Results of Operations

For the year ended June 30, 2014, the company’s total net sales were $233,402,088, an increase of $16,504,132, or 7.6%, from $216,897,956 for the year ended June 30, 2013, due to an increase in Gufeng’s and Jinong’s net sales: Jinong’s net sales increased $7,121,011, or 6.4%, to $117,706,033 from $110,585,022 for the year ended June 30, 2013. This increase was mainly attributable to the greater sales of humic acid fertilizer products including our liquid and powder fertilizers during this period as a result of our increased distributors and the aggressive marketing strategy; net sales at Gufeng were $112,011,233, an increase of $9,095,819 or 8.8%, from $102,915,414 for the year ended June 30, 2013. The increase was mainly attributable to Gufeng’s expanded its marketing promotion strategy; Yuxing’s net sales were $3,684,822, an increase of $287,302 or 8.5%, from $3,397,520 in the same period of last year. The increase was mainly attributable to the development in sales of Yuxing’s top-grade flowers.

Total cost of goods sold for the year ended June 30, 2014 was $142,203,315, an increase of $4,689,213, or 3.4%, from $137,514,102 for the year ended June 30, 2013. Among which, cost of goods sold by Jinong was $48,629,095, a decrease of $3,254,840, or 6.3%, from $51,883,935 for the year ended June 30, 2013. The decrease was primarily attributable to lower product costs for the mix of products being sold; cost of goods sold by Gufeng was $90,748,540, an increase of $7,728,093, or 9.3%, from $83,020,447 for the year ended June 30, 2013. The increase was proportional to Gufeng’s sales increase for the year ended June 30, 2014; cost of goods sold by Yuxing was $2,825,680, an increase of $215,960, or 8.3%, from $2,609,720 in the same period of last year. The increase was proportional to Yuxing’s increased sales for the year ended June 30, 2014.

Total gross profit for the year ended June 30, 2014 increased by $11,814,919 to $91,198,773, as compared to $79,383,854 for the year ended June 30, 2013. Gross profit margin was 39.1% and 36.6% for the year ended June 30, 2014 and 2013, respectively. Among which, gross profit generated by Jinong increased by $10,375,851, or 17.7%, to $69,076,938 from $58,701,087 for the year ended June 30, 2013. Gross profit margin from Jinong’s sales was approximately 58.7% and 53.1% for the year ended June 30, 2014 and 2013, respectively. The increase was mainly due to the increased weight for higher-margin products sales in Jinong’s total sales; gross profit generated by Gufeng was $21,262,693, an increase of $1,367,726, or 6.9%, from $19,894,967 for the year ended June 30, 2013. Gross profit margin from Gufeng’s sales was approximately 19.0% and 19.3% for the year ended June 30, 2014 and 2013, respectively. The decrease was not significant; lastly, gross profit generated by Yuxing was $859,142, an increase of $71,342, or 9.1%, from $787,800 for the year ended June 30, 2013. The gross profit margin was approximately 23.3% and 23.2% for the year ended June 30, 2014 and 2013, respectively. The increase was not significant.

Our selling expenses consisted primarily of salaries of sales personnel, advertising and promotion expenses, freight-out costs and related compensation. Selling expenses were $36,203,414, or 15.5%, of net sales for the year ended June 30, 2014, as compared to $14,365,869or 6.6% of net sales for the year ended June 30, 2013, an increase of $22,697,397, or 158.0%. The selling expenses of Gufeng were $1,304,511 or 1.16% of Gufeng’s net sales as compared to $1,136,672, or 1.10% of Gufeng’s net sales for the year ended June 30, 2013; The selling expenses of Jinong were $34,848,143 or 29.60% of Jinong’s net sales, as compared to selling expenses of $13,168,541, or 11.91% of Jinong’s net sales for the year ended June 30, 2013. Most of this increase in Jinong’s selling expenses was due to the amortization of $27,390,957 of the deferred assets, as compared to $9,970,715 for the year ended June 30, 2013, which was related to our business strategy implemented since the first quarter of Fiscal Year 2014 to assisting the distributors in certain marketing efforts and developing standard stores to expand our competitive advantage and market shares.

General and administrative expenses consisted primarily of related salaries, rental expenses, business development, depreciation and travel expenses incurred by our general and administrative departments and legal and professional expenses including expenses incurred and accrued for certain litigations. General and administrative expenses were $14,515,884, or 6.2% of net sales for the year ended June 30, 2014, as compared to $9,632,523, or 4.4%, of net sales for the year ended June 30, 2013, an increase of $4,883,361, or 50.7%. The increase was mainly due to the related expense in the stock compensation awarded to the employees which amounted to $8,119,724 as compared to $3,489,687 for the year ended June 30, 2013.

Finally, net income for the year ended June 30, 2014 was $25,514,695, a decrease of $19,259,353, or 43.0%, compared to $44,774,048 for the year ended June 30, 2013. The decrease was attributable to the increase in selling expenses and the impairment charge related to the write-down of assets held for sale. Net income as a percentage of total net sales was approximately 10.9% and 20.6% for the year ended June 30, 2014 and 2013, respectively.

Financial Condition

As of June 30, 2014, the Company held cash and cash equivalents of $26.9 million, a decrease of $48.1 million compared to $75.0 million as of June 30, 2013. The decrease in cash and cash equivalents was due to the incurrence of deferred assets of $61,799,672, as compared to $5,093,448 as of June 30, 2013. This was a result of the advance made by Jinong to the distributors in marketing the Company’s products with credit guarantee by Mr. Tao Li, Chairman and CEO of the Company. The Company had $24.0 million in short-term loans as of June 30, 2014, an increase of $7.9 million, as compared to $16.1 million  as of June 30, 2013. Net accounts receivable was $88.8 million, an increase of $3.5 million as compared to $85.3 million for the same period last year.

Others

On August 12, 2014, the United States District Court for the State of Nevada gave its final approval to the settlement of the securities class action pending against the Company and certain of its current and former officers and directors since October 15, 2010.  As a result, all securities law claims that had been filed against the Company have now been resolved and dismissed.

First Fiscal Quarter 2015 and Fiscal Year 2015 Guidance

For the first quarter ending September 30, 2014, management expects net sales of $50.7 to $54.3 million, net income of $5.9 to $7.8 million, and EPS of $0.18 to $0.24 based on 32.4 million fully diluted shares. For the Fiscal Year 2015, management expects net sales of $254.7 million to $268.8 million, net income of $26 million to $35.1 million, and an EPS of $0.8 to $1.08 based on 32.4 million fully diluted shares.

Conference Call

The Company will hold a conference call at 8:00 a.m. ET on Friday, September 12, 2014. Any interested participants are welcome to join in the call by following the dial-in details as set out below. When prompted by the operator, please indicate "China Green Agriculture's Fiscal Year 2014 Financial Results" to join the call.

Event:	CGA Fiscal Year 2014 Conference Call
Date:	September 12, 2014
Time:	8:00a.m. ET
US Dial In:	1- 877-407-8033
Int'l Dial In:	1- 201-689-8033
Conference ID#:	13590787

The call is being webcast by Vcall and can be accessed at China Green Agriculture's website at http://www.ir-site.com/cgagri/events.asp. Investors can also access the webcast at http://www.InvestorCalendar.com.

A playback will be available through October 12, 2014. To listen, please call 1- 877-660-6853 within the United States or 1- 201-612-7415 when calling internationally. Replay Passcodes (both required for playback): Account #: 286; Conference ID #: 13590787.

About China Green Agriculture, Inc.

The Company produces and distributes humic acid-based compound fertilizers, blended fertilizers, organic compound fertilizers, mixed organic-inorganic compound fertilizers, slow-release fertilizers, highly concentrated water soluble fertilizers and agricultural products, such as top-grade fruits, vegetables, flowers and colored seedlings through its wholly-owned subsidiaries, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. ("Jinong"), Beijing Gufeng Chemical Products Co., Ltd. ("Gufeng") and a variable interest entity, Xi'an Hu County Yuxing Agriculture Technology Development Co., Ltd. ("Yuxing"). Jinong produced and sold 125 different kinds of fertilizer products as of June 30, 2014, all of which are certified by the government of the People's Republic of China ("PRC") as "Green Food Production Materials", as certified by the China Green Food Development Center. Jinong currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products through 926 distributors in 27 provinces, four autonomous regions, and 3 central government controlled municipalities in PRC. Gufeng, and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd., are Beijing-based producers of compound fertilizers, blended fertilizers, organic compound fertilizers, and mixed organic-inorganic compound fertilizers. As of June 30, 2014, Gufeng produced and sold 328 different kinds of fertilizer products, and marketed its products through 263 distributors among China. For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the execution of its ten-year growth plan, a satisfactory conclusion of the pending securities class action litigation and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulations.

For more information, please contact:

China Green Agriculture, Inc.
Mr. Fang Wang (English and Chinese)
Tel: +86-29-88266383
Email: wangfang@cgagri.com

SOURCE China Green Agriculture, Inc.